EXHIBIT 99.2

CLNS INVESTMENT ENTITIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of CLNS Investment Entities

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the CLNS Investment Entities (as described in Note 1 to the combined financial statements and collectively, the “Companies”) as of December 31, 2017 and 2016, the related combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Companies at December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on the Companies’ financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Companies’ auditor since 2017.

Los Angeles, California
March 23, 2018

CLNS INVESTMENT ENTITIES
COMBINED BALANCE SHEETS
(In thousands)

	December 31,
	2017	2016
Assets
Cash	$25,204	$13,982
Restricted cash	41,901	58,530
Loans receivable, net
Held for investment	1,300,784	1,523,426
Held for sale	—	29,354
Real estate, net
Held for investment	219,740	—
Held for sale	—	8,938
Investments in unconsolidated ventures ($24,417 and $0 at fair value)	203,720	155,537
Deferred leasing costs and intangible assets, net	11,014	20
Other assets ($117 and $0 at fair value)	37,039	12,405
Total assets	$1,839,402	$1,802,192
Liabilities
Debt, net	$389,661	$502,413
Accrued and other liabilities	42,171	64,215
Total liabilities	431,832	566,628
Commitments and contingencies (Note 10)
Equity
CLNS Owner	1,079,808	884,716
Other Owners	318,142	341,167
Total owners’ equity	1,397,950	1,225,883
Noncontrolling interests	9,620	9,681
Total equity	1,407,570	1,235,564
Total liabilities and equity	$1,839,402	$1,802,192

The accompanying notes are an integral part of these combined financial statements.

CLNS INVESTMENT ENTITIES
COMBINED BALANCE SHEETS
(In thousands)

The following table presents the assets and liabilities recorded in the combined balance sheets attributable to securitization vehicles consolidated as variable interest entities:

	December 31,
	2017	2016
Assets
Cash	$1,320	$3,234
Loans receivable, net	379,305	694,077
Real estate, net	8,073	8,873
Other assets	36,960	65,426
Total assets	$425,658	$771,610
Liabilities
Debt, net	$108,679	$400,600
Other liabilities	28,692	63,175
Total liabilities	$137,371	$463,775

The accompanying notes are an integral part of these combined financial statements.

CLNS INVESTMENT ENTITIES
COMBINED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2017	2016	2015
Revenues
Interest income	$140,214	$140,529	$112,326
Property operating income	23,750	1,138	99
Other income	791	536	287
Total revenues	164,755	142,203	112,712
Expenses
Interest expense	26,114	26,031	18,949
Property operating expense	7,978	905	67
Transaction, investment and servicing expense (including $482, $417 and $441 reimbursed to affiliates, respectively)	2,570	1,767	1,920
Depreciation and amortization	9,137	146	—
Provision for loan loss	518	3,386	721
Administrative expenses (Note 9)	12,669	15,437	15,315
Total expenses	58,986	47,672	36,972
Other income (loss)
Other loss, net	(390)	(56)	—
Earnings from investments in unconsolidated ventures	24,709	16,067	6,115
Net income before income taxes	130,088	110,542	81,855
Income tax expense	(2,208)	(1,521)	(247)
Net income	127,880	109,021	81,608
Net income attributable to noncontrolling interests	689	736	1,054
Net income attributable to owners	$127,191	$108,285	$80,554

The accompanying notes are an integral part of these combined financial statements.

CLNS INVESTMENT ENTITIES
COMBINED STATEMENTS OF EQUITY
(In thousands)

	CLNS Owner	Other Owners	Total Owners’ Equity	Noncontrolling Interests	Total Equity
Balance at January 1, 2015	$502,810	$175,226	$678,036	$10,136	$688,172
Net income	58,079	22,475	80,554	1,054	81,608
Pushdown accounting adjustments (Note 2)	12,222	14,366	26,588	—	26,588
Contributions	463,885	141,114	604,999	97	605,096
Distributions	(219,222)	(63,093)	(282,315)	(1,335)	(283,650)
Balance at December 31, 2015	817,774	290,088	1,107,862	9,952	1,117,814
Net income	76,051	32,234	108,285	736	109,021
Contributions	113,024	95,520	208,544	98	208,642
Distributions	(122,133)	(76,675)	(198,808)	(1,105)	(199,913)
Balance at December 31, 2016	884,716	341,167	1,225,883	9,681	1,235,564
Net income	88,504	38,687	127,191	689	127,880
Equity contribution from CLNS Merger (Note 2)	324,358	—	324,358	—	324,358
Contributions	81,549	50,252	131,801	251	132,052
Distributions	(299,319)	(111,964)	(411,283)	(1,001)	(412,284)
Balance at December 31, 2017	$1,079,808	$318,142	$1,397,950	$9,620	$1,407,570

The accompanying notes are an integral part of these combined financial statements.

CLNS INVESTMENT ENTITIES
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities
Net income	$127,880	$109,021	$81,608
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of discount and net origination fees on purchased and originated loans	(8,551)	(8,112)	(3,781)
Paid-in-kind interest added to loan principal, net of interest received	(1,802)	(7,884)	(8,040)
Amortization of deferred financing costs and debt discount and premium	3,637	5,975	4,944
Earnings from investments in unconsolidated ventures	(24,709)	(16,067)	(6,115)
Distributions of income from equity method investments	7,563	1,058	59
Provision for loan losses	518	3,386	721
Depreciation and amortization	9,137	146	—
Deferred tax provision	1,744	—	—
Changes in operating assets and liabilities:
Decrease in restricted cash	940	—	544
(Increase) decrease in other assets	(7,743)	671	(6,264)
(Decrease) increase in accrued and other liabilities	(892)	369	998
Other adjustments, net	200	(55)	—
Net cash provided by operating activities	107,922	88,508	64,674
Cash Flows from Investing Activities
Contributions to investments in unconsolidated ventures	(16,333)	(21,433)	(104,134)
Distributions from investments in unconsolidated ventures	55,107	1,331	3,317
Cash acquired in the CLNS Merger (Note 2)	915	—	—
Net disbursements on originated loans	(200,203)	(257,641)	(860,175)
Repayments of loans receivable	537,532	357,043	43,370
Proceeds from sales of loans receivable	17,509	141,500	95,000
Cash receipts in excess of accretion on purchased credit-impaired loans	52,435	18,121	9,894
Improvements of real estate	(312)	(67)	—
Proceeds from sales of real estate	8,872	—	—
Changes in restricted cash	(564)	—	—
Net cash provided by (used in) investing activities	454,958	238,854	(812,728)

CLNS INVESTMENT ENTITIES
COMBINED STATEMENTS OF CASH FLOWS (Continued)
(In thousands)

	Year Ended December 31,
	2017	2016	2015
Cash Flows from Financing Activities
Funds from borrowings	72,189	81,077	676,486
Repayment of borrowings	(342,898)	(407,282)	(252,902)
Payment of financing costs	(717)	(2,242)	(7,038)
Contributions from members	131,801	208,544	604,999
Distributions to members	(411,283)	(198,808)	(282,315)
Contributions from noncontrolling interests	251	98	97
Distributions to noncontrolling interests	(1,001)	(1,105)	(1,335)
Net cash (used in) provided by financing activities	(551,658)	(319,718)	737,992
Net increase (decrease) in cash	11,222	7,644	(10,062)
Cash, beginning of period	13,982	6,338	16,400
Cash, end of period	$25,204	$13,982	$6,338

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$22,885	$20,134	$13,160
Cash paid for income taxes	$10,497	$1,292	$770

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Loan payoffs held in escrow	$9,720	$—	$11,300
Foreclosures on collateral assets of originated or acquired loans receivable	$20,204	$—	$10,837
Assets acquired through the CLNS Merger (Note 2)	$485,891	$—	$—
Liabilities assumed through the CLNS Merger (Note 2)	$161,533	$—	$—
The accompanying notes are an integral part of these combined financial statements.

CLNS INVESTMENT ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS

1. Business and Organization
Colony NorthStar Credit Real Estate, Inc. (“Colony NorthStar Credit”) was organized in the state of Maryland on August 23, 2017. As of December 31, 2017, the sole stockholder of Colony NorthStar Credit was Colony NorthStar, Inc. (“Colony NorthStar”), a publicly traded real estate investment trust (“REIT”) listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “CLNS.” Colony NorthStar Credit intends to qualify as a REIT under the Internal Revenue Code of 1986, as amended. Colony NorthStar Credit intends to conduct all of its activities and hold substantially all of its assets and liabilities through its operating subsidiary, Credit RE Operating Company, LLC (“Credit RE OP”). Colony NorthStar Credit is the sole member of Credit RE OP.
Colony NorthStar Credit and Credit RE OP were formed for the purpose of (i) receiving the contribution of a select portfolio of assets and liabilities from Colony NorthStar and its subsidiaries (the “CLNS Contributed Portfolio” as described further below), and (ii) combining the CLNS Contributed Portfolio with substantially all of the assets and liabilities of NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and all of the assets and liabilities of NorthStar Real Estate Income II, Inc. (“NorthStar II”), each of which were publicly registered non-traded REITs sponsored and managed by a subsidiary of Colony NorthStar, through the mergers of NorthStar I and NorthStar II with and into Colony NorthStar Credit, with Colony NorthStar Credit surviving (collectively, the “Combination”).
On January 18, 2018, the Combination was approved by the stockholders of NorthStar I and NorthStar II. The Combination closed on January 31, 2018 and Colony NorthStar Credit’s Class A common stock began trading on the NYSE on February 1, 2018 under the symbol “CLNC.”
In consideration for the contribution of the CLNS Contributed Portfolio, Colony Capital Operating Company, LLC (“CLNS OP”), a Delaware limited liability company and the operating company of Colony NorthStar, received approximately 44.4 million shares of Colony NorthStar Credit’s Class B-3 common stock (the “CLNC B-3 Common Stock”) and a subsidiary of CLNS OP received approximately 3.1 million common membership units in Credit RE OP (“CLNC OP Units”). The CLNC B-3 Common Stock will automatically convert to Class A common stock of Colony NorthStar Credit on a one-for-one basis upon the close of trading on February 1, 2019. The CLNC OP Units are redeemable for cash, or at Colony NorthStar Credit’s election, Colony NorthStar Credit’s Class A common stock on a one-for-one basis , in the sole discretion of Colony NorthStar Credit. Subject to certain limited exceptions, CLNS OP has agreed that it and its affiliates will not make any transfers of the CLNC OP Units to non-affiliates of CLNS OP until the one year anniversary of the closing of the Combination, unless such transfer is approved by a majority of Colony NorthStar Credit’s board of directors, including a majority of the independent directors. In connection with the merger of NorthStar I and NorthStar II into Colony NorthStar Credit, their respective stockholders received shares of Colony NorthStar Credit’s Class A common stock based on pre-determined exchange ratios. Following the foregoing transaction, Colony NorthStar Credit contributed the CLNS Contributed Portfolio and the operating partnerships of NorthStar I and NorthStar II to Credit RE OP in exchange for ownership interests in Credit RE OP. Upon the closing of the Combination, CLNS OP and its affiliates, NorthStar I stockholders and NorthStar II stockholders each owned approximately 37%, 32% and 31%, respectively, of Colony NorthStar Credit on a fully diluted basis.
The accompanying combined financial statements present in their entirety the historical combined financial position, results of operations, and cash flows of the investment entities in which CLNS OP owned interests, as of December 31, 2017, ranging from 38% to 100%, which interests represent the “CLNS Contributed Portfolio,” that was contributed through Colony NorthStar Credit to Credit RE OP. The financial statements also include certain intercompany balances between those entities and CLNS OP or its subsidiaries. These entities and balances are, for purposes of the notes to the combined financial statements of the CLNS Investment Entities, collectively referred to as the “CLNS Investment Entities” or the “Companies.” As of December 31, 2017, the Companies were under common control of Colony NorthStar. The remaining interests in the Companies that were owned by Colony NorthStar-sponsored investment vehicles or third parties were not contributed to Colony NorthStar Credit. Throughout these combined financial statements, Colony NorthStar’s interests in their respective underlying assets and liabilities are presented as CLNS Owner; the remaining interests are presented as Other Owners.
Prior to the closing of the Combination, Colony NorthStar Credit had no material assets and liabilities and did not operate its business as a separate company. Since Colony NorthStar Credit did not have significant operations prior to the contribution from Colony NorthStar, and succeeded to substantially all of the operations of the CLNS Investment Entities, the CLNS Investment Entities represent Colony NorthStar Credit’s predecessor for accounting purposes.

2. Summary of Significant Accounting Policies
Basis of Presentation
The assets, liabilities and noncontrolling interests in these combined financial statements have been carved out of the books and records of Colony NorthStar at their historical carrying amounts. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), giving consideration to the rules and regulations of the Securities and Exchange Commission (“SEC”) and related guidance provided by the SEC Staff with respect to carve-out financial statements. All intercompany transactions have been eliminated.
The historical financial results for the Companies reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either specifically identifiable costs incurred on behalf of the Companies or an allocation of costs estimated to be applicable to the Companies, primarily based on the relative assets under management of the Companies to Colony NorthStar’s total assets under management. Such costs do not necessarily reflect what the actual costs would have been if the Companies had been operating as a separate stand-alone public entity. See Note 9, Transactions with Affiliates, for additional information.
Formation of Colony NorthStar—Colony NorthStar was formed through a tri-party merger (the “CLNS Merger”) among Colony Capital, Inc. (“Colony Capital”), NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. (“NRF”), which closed on January 10, 2017 (the “CLNS Merger Closing Date”). Colony Capital was determined to be the accounting acquirer in the CLNS Merger. Accordingly, the combined financial information of the Companies included herein as of any date or for any periods on or prior to the CLNS Merger Closing Date represent the CLNS Investment Entities from Colony Capital. On the CLNS Merger Closing Date, the CLNS Investment Entities were reflected by Colony NorthStar at their pre-CLNS Merger carrying values, while the CLNS Investment Entities from NRF were reflected by Colony NorthStar at their CLNS Merger fair values. The results of operations of the CLNS Investment Entities from NRF are included in these combined financial statements effective from January 11, 2017.
The following table presents the assets acquired and liabilities of certain Companies assumed by Colony NorthStar from NRF through the CLNS Merger based upon their estimated fair values as of the CLNS Merger Closing Date, including the effects of adjustments during the measurement period, not to exceed one year, based upon new information obtained about facts and circumstances that existed as of the CLNS Merger Closing Date.

(In thousands)	As Reported at December 31, 2017
Assets
Cash and cash equivalents	$915
Restricted cash	5,288
Real estate	205,376
Loans receivable	175,366
Investments in unconsolidated ventures	70,609
Intangible assets	14,600
Other assets	13,737
485,891
Liabilities
Debt	155,297
Accrued and other liabilities	6,236
161,533
Fair value of net assets acquired	$324,358
Results of operations of the CLNS Investment Entities from NRF were as follows:

(In thousands)	Year Ended December 31, 2017
Total revenues	$37,430
Net income	15,692
Change in Control of Certain CLNS Investment Entities and Pushdown Accounting—On April 2, 2015, in connection with the internalization of its manager, Colony Capital, the accounting predecessor to Colony NorthStar, obtained a controlling financial interest in certain of the CLNS Investment Entities, which Colony Capital had previously accounted for under the equity method. As a result, Colony Capital consolidated those CLNS Investment Entities and remeasured their assets, liabilities and noncontrolling interests at fair value as of April 2, 2015. Five of the Companies stepped up their loans receivable to fair value by approximately $26.6 million through the application of pushdown accounting.
The accompanying financial statements include the results of the five Companies for the period after the completion of management internalization (“Successor Period”) and the period before management internalization (“Predecessor Period”). The pushdown accounting only affects interest income through periodic amortization of the step-up of loans receivable carrying value. The following table summarizes interest income from the five Companies for the Successor Period and Predecessor Period included in the combined statements of operations.

	Successor Period			Predecessor Period
	Year Ended December 31,		April 2, 2015 to December 31, 2015	January 1, 2015 to April 1, 2015
(In thousands)	2017	2016
Interest income	$20,129	$24,544	$17,883	$8,538
Principles of Consolidation
The accompanying combined financial statements include the accounts of the Companies and their controlled subsidiaries and consolidated variable interest entities (“VIEs”). The portions of the equity, net income and other comprehensive income of consolidated subsidiaries that are not attributable to the parent are presented separately as amounts attributable to noncontrolling interests in the consolidated financial statements.
The Companies consolidate entities in which they have a controlling financial interest by first considering if an entity meets the definition of a VIE for which the Companies are deemed to be the primary beneficiary, or if the Companies have the power to control an entity through a majority of voting interest or through other arrangements.
Variable Interest Entities—A VIE is an entity that lacks sufficient equity to finance its activities without additional subordinated financial support from other parties, or whose equity holders lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. The Companies also consider interests held by their related parties, including de facto agents. The Companies assess whether they are members of a related party group that collectively meets the power and benefits criteria and, if so, whether the Companies are most closely associated with the VIE. In performing this analysis, the Companies consider both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of their investment relative to the related party; the Companies’ and the related party’s ability to control or significantly influence key decisions of the VIE including consideration of involvement by de facto agents; the obligation or likelihood for the Companies or the related party to fund operating losses of the VIE; and the similarity and significance of the VIE’s business activities to those of the Companies and the related party. The determination of whether an entity is a VIE, and whether the Companies are the primary beneficiary, may involve significant judgment, including the determination of which activities most significantly affect the entities’ performance, and estimates about the current and future fair values and performance of assets held by the VIE.
At December 31, 2017, 2016 and 2015, the Companies consolidated certain securitization vehicles as the primary beneficiary. The securitization vehicles were structured as pass-through entities that receive principal and interest on the underlying mortgage loans and distribute those payments to the holders of the notes, certificates or bonds issued by the securitization vehicles. The loans were transferred into securitization vehicles such that these assets are restricted and legally isolated from the creditors of the Companies, and therefore are not available to satisfy the Companies’ obligations but only the obligations of the securitization vehicles. The obligations of the securitization vehicles do not have any recourse to the general credit of the Companies.
The Companies retain beneficial interests in the securitization vehicles, usually equity tranches or subordinate securities. Affiliates of the Companies or appointed third parties act as special servicer of the underlying collateral mortgage loans. The special servicer has the power to direct activities during the loan workout process on defaulted and delinquent loans as permitted by the underlying contractual agreements, which is subject to the consent of the Companies, as the controlling class representative or directing holder who, under certain circumstances, has the right to unilaterally remove the special servicer. As the Companies’ rights as the directing holder and controlling class representative provide the Companies the ability to direct activities that most significantly impact the economic performance of the securitization vehicles, the Companies maintain effective control over the loans transferred into the securitization vehicles. Considering the interests retained by the Companies in the securitization vehicles together with its role as controlling class representative or directing holder, the Companies are deemed to be the primary beneficiary and consolidated these securitization vehicles. Accordingly, these securitizations did not qualify as sale transactions and are accounted for as secured financing with the underlying mortgage loans pledged as collateral.
All of the underlying assets, liabilities, equity, revenues and expenses of the securitization vehicles are included in the Companies’ combined financial statements. The Companies’ exposure to the obligations of the securitization vehicles is generally limited to their investment in these entities, which was $288.3 million and $307.8 million at December 31, 2017 and 2016, respectively. The Companies are not obligated to provide any financial support to these securitization vehicles, although they may, in their sole discretion, provide support such as protective and other advances as they deem appropriate. The Companies did not provide any such financial support in the years ended December 31, 2017 or 2016.
Voting Interest Entities—Unlike VIEs, voting interest entities have sufficient equity to finance their activities and equity investors exhibit the characteristics of a controlling financial interest through their voting rights. The Companies consolidate such entities when they have the power to control these entities through ownership of a majority of the entities’ voting interests or through other arrangements.
Upon the occurrence of a reconsideration event, the Companies reassess whether changes in facts and circumstances cause a change in the status of an entity as a VIE or voting interest entity, and/or a change in the Companies’ consolidation assessment. Changes in consolidation status are applied prospectively. An entity may be consolidated as a result of this reassessment, in which case, the assets, liabilities and noncontrolling interest in the entity are recorded at fair value upon initial consolidation. Any existing equity interest held by the Companies in the entity prior to the Companies obtaining control will be remeasured at fair value, which may result in a gain or loss recognized upon initial consolidation. However, if the consolidation represents an asset acquisition of a voting interest entity, the Companies’ existing interest in the acquired assets, if any, is not remeasured to fair value but continues to be carried at historical cost. The Companies may also deconsolidate a subsidiary as a result of this reassessment, which may result in a gain or loss recognized upon deconsolidation depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of any interests retained.
Noncontrolling Interests
Noncontrolling interests represent interests in the Companies held by third party joint venture partners. Allocation of net income or loss is generally based upon relative ownership interests held by equity owners in each investment entity.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.
Fair Value Measurement
Fair value is based on an exit price, defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Where appropriate, the Companies make adjustments to estimated fair values to appropriately reflect counterparty credit risk as well as the Companies’ own credit-worthiness.
The estimated fair value of financial assets and financial liabilities are categorized into a three-tier hierarchy, prioritized based on the level of transparency in inputs used in the valuation techniques, as follows:
Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in non-active markets, or valuation techniques utilizing inputs that are derived principally from or corroborated by observable data directly or indirectly for substantially the full term of the financial instrument.
Level 3—At least one assumption or input is unobservable and it is significant to the fair value measurement, requiring significant management judgment or estimate.
Where the inputs used to measure the fair value of a financial instrument fall into different levels of the fair value hierarchy, the financial instrument is categorized within the hierarchy based on the lowest level of input that is significant to its fair value measurement.
Fair Value Option
The fair value option provides an option to elect fair value as an alternative measurement for selected financial instruments. The fair value option may be elected only upon the occurrence of certain specified events, including when the Companies enter into an eligible firm commitment, at initial recognition of the financial instrument, as well as upon a business combination or consolidation of a subsidiary. The election is irrevocable unless a new election event occurs. The Companies have elected to account for certain cost method investments, specifically limited partnership interests in third party private real estate funds, at fair value.
Cash and Cash Equivalents
Short-term, highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Companies did not have any cash equivalents at December 31, 2017 or 2016. The Companies’ cash is held with major financial institutions and may at times exceed federally insured limits.

Restricted Cash
Restricted cash consists primarily of borrower escrow deposits, tenant escrow deposits and real estate capital expenditure reserves.
Loans Receivable
The Companies originate and purchase loans receivable. The accounting framework for loans receivable depends on the Companies’ strategy whether to hold or sell the loan, whether the loan was credit-impaired at time of acquisition, or if the lending arrangement is an acquisition, development and construction loan.
Loans Held for Investment (other than Purchased Credit-Impaired Loans)
Loans that the Companies have the intent and ability to hold for the foreseeable future are classified as held-for-investment. Originated loans are recorded at amortized cost, or outstanding unpaid principal balance less net deferred loan fees. Net deferred loan fees include unamortized origination and other fees charged to the borrower less direct incremental loan origination costs incurred by the Companies. Purchased loans are recorded at amortized cost, or unpaid principal balance plus purchase premium or less unamortized discount. Costs to purchase loans are expensed as incurred.
Interest Income—Interest income is recognized based upon contractual interest rate and unpaid principal balance of the loans. Net deferred loan fees on originated loans are deferred and amortized as adjustments to interest income over the expected life of the loans using the effective yield method. Premium or discount on purchased loans are amortized as adjustments to interest income over the expected life of the loans using the effective yield method. For revolving loans, net deferred loan fees, premium or discount are amortized to interest income using the straight-line method. When a loan is prepaid, prepayment fees and any excess of proceeds over the carrying amount of the loan are recognized as additional interest income.
Nonaccrual—Accrual of interest income is suspended on nonaccrual loans. Loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual. Interest receivable is reversed against interest income when loans are placed on nonaccrual status. Interest collection on nonaccruing loans for which ultimate collectability of principal is uncertain is recognized using a cost recovery method by applying interest collected as a reduction to loan principal; otherwise, interest collected is recognized on a cash basis by crediting to income when received. Loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is reasonably assured.
Impairment and Allowance for Loan Losses—On a periodic basis, the Companies analyze the extent and effect of any credit migration from underwriting and the initial investment review associated with the performance of a loan and/or value of its underlying collateral, financial and operating capability of the borrower or sponsor, as well as amount and status of any senior loan, where applicable. Specifically, operating results of collateral properties and any cash reserves are analyzed and used to assess whether cash from operations are sufficient to cover debt service requirements currently and into the future, ability of the borrower to refinance the loan, liquidation value of collateral properties, financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the collateral properties. Such analysis is performed at least quarterly, or more often as needed when impairment indicators are present. The Companies do not utilize a statistical credit rating system to monitor and assess the credit risk and investment quality of their acquired or originated loans. Given the diversity of the Companies’ portfolio, management believes there is no consistent method of assigning a numerical rating to a particular loan that captures all of the various credit metrics and their relative importance. Therefore, the Companies evaluate impairment and allowance for loan losses on an individual loan basis.
Loans are considered to be impaired when it is probable that the Companies will not be able to collect all amounts due in accordance with contractual terms of the loans, including consideration of underlying collateral value. Allowance for loan losses represents the estimated probable credit losses inherent in loans held for investment at balance sheet date. Changes in allowance for loan losses are recorded in the provision for loan losses on the statement of operations. Allowance for loan losses generally exclude interest receivable as accrued interest receivable is reversed when a loan is placed on nonaccrual status. Allowance for loan losses is generally measured as the difference between the carrying value of the loan and either the present value of cash flows expected to be collected, discounted at the original effective interest rate of the loan or an observable market price for the loan. Subsequent changes in impairment are recorded as adjustments to the provision for loan losses. Loans are charged off against allowance for loan losses when all or a portion of the principal amount is determined to be uncollectible. A loan is considered to be collateral-dependent when repayment of the loan is expected to be provided solely by the underlying collateral. Impaired collateral-dependent loans are written down to the fair value of the collateral less disposal cost, first through a charge-off against allowance for loan losses, if any, then recorded as impairment loss.
Troubled Debt Restructuring (“TDR”)—A loan with contractual terms modified in a manner that grants concession to the borrower who is experiencing financial difficulty is classified as a TDR. Concessions could include term extensions, payment deferrals, interest rate reductions, principal forgiveness, forbearance, or other actions designed to maximize the Companies’ collection on the loan. As a TDR is generally considered to be an impaired loan, it is measured for impairment based on the Companies’ allowance for loan losses methodology.
Loans Held for Sale
Loans that the Companies intend to sell or liquidate in the foreseeable future are classified as held-for-sale. Loans held for sale are carried at the lower of amortized cost or fair value less disposal cost, with valuation changes recognized as impairment loss. Loans held for sale are not subject to allowance for loan losses. Net deferred loan origination fees and loan purchase premiums or discounts are deferred and capitalized as part of the carrying value of the held-for-sale loan until the loan is sold, therefore included in the periodic valuation adjustments based on lower of cost or fair value less disposal cost.
Purchased Credit-Impaired (“PCI”) Loans
PCI loans are acquired loans with evidence of credit quality deterioration for which it is probable at acquisition that the Companies will collect less than the contractually required payments. PCI loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected as measured at acquisition date. The excess of cash flows expected to be collected, measured as of acquisition date, over the estimated fair value represents the accretable yield and is recognized in interest income over the remaining life of the loan using the effective interest method. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected (“nonaccretable difference”) is not recognized as an adjustment of yield, loss accrual or valuation allowance.
The Companies evaluate estimated future cash flows expected to be collected on a quarterly basis, starting with the first full quarter after acquisition, or earlier if conditions indicating impairment are present. If the cash flows expected to be collected cannot be reasonably estimated, either at acquisition or in subsequent evaluation, the Companies may consider placing such PCI loans on nonaccrual, with interest income recognized using the cost recovery method or on a cash basis. Subsequent decreases in cash flows expected to be collected are evaluated to determine whether a provision for loan loss should be established. If decreases in expected cash flows result in a decrease in the estimated fair value of the loan below its amortized cost, the Companies record a provision for loan losses calculated as the difference between the loan’s amortized cost and the revised cash flows, discounted at the loan’s effective yield. Subsequent increases in cash flows expected to be collected are first applied to reverse any previously recorded allowance for loan losses, with any remaining increases recognized prospectively through an adjustment to yield over its remaining life.
Factors that most significantly affect estimates of cash flows expected to be collected, and accordingly the accretable yield, include: (i) estimate of the remaining life of acquired loans which may change the amount of future interest income; (ii) changes to prepayment assumptions; (iii) changes to collateral value assumptions for loans expected to foreclose; and (iv) changes in interest rates on variable rate loans.
PCI loans may be aggregated into pools based upon common risk characteristics, such as loan performance, collateral type and/or geographic location of the collateral. A pool is accounted for as a single asset with a single composite yield and an aggregate expectation of estimated future cash flows. A PCI loan modified within a pool remains in the pool, with the effect of the modification incorporated into the expected future cash flows. A loan resolution within a loan pool, which may involve the sale of the loan or foreclosure on the underlying collateral, results in the removal of an allocated carrying amount, including an allocable portion of any existing allowance.
Acquisition, Development and Construction (“ADC”) Loan Arrangements
The Companies provide loans to third party developers for the acquisition, development and construction of real estate. Under an ADC arrangement, the Companies participate in the expected residual profits of the project through the sale, refinancing or other use of the property. The Companies evaluate the characteristics of each ADC arrangement, including its risks and rewards, to determine whether they are more similar to those associated with a loan or an investment in real estate. ADC arrangements with characteristics implying loan classification are presented as loans receivable and result in the recognition of interest income. ADC arrangements with characteristics implying real estate joint ventures are presented as investments in unconsolidated joint ventures and are accounted for using the equity method. The classification of each ADC arrangement as either loan receivable or real estate joint venture involves significant judgment and relies on various factors, including market conditions, amount and timing of expected residual profits, credit enhancements in the form of guaranties, estimated fair value of the collateral, and significance of borrower equity in the project, among others. The classification of ADC arrangements is performed at inception, and periodically reassessed when significant changes occur in the circumstances or conditions described above.
Real Estate Assets
Real Estate Acquisitions—Real estate acquisitions are recorded at the fair values of the acquired components at the time of acquisition, allocated among land, building, improvements, equipment, lease-related tangible and identifiable intangible assets and liabilities, such as tenant improvements, deferred leasing costs, in-place lease values, above- and below-market lease values. The estimated fair value of acquired land is derived from recent comparable sales of land and listings within the same local region based on available market data. The estimated fair value of acquired buildings and building improvements is derived from comparable sales, discounted cash flow analysis using market-based assumptions, or replacement cost, as appropriate. The fair value of site and tenant improvements is estimated based upon current market replacement costs and other relevant market rate information.
Real Estate Held for Investment
Real estate held for investment are carried at cost less accumulated depreciation.
Costs Capitalized or Expensed—Expenditures for ordinary repairs and maintenance are expensed as incurred, while expenditures for significant renovations that improve or extend the useful life of the asset are capitalized and depreciated over their estimated useful lives.
Depreciation—Real estate held for investment, other than land, are depreciated on a straight-line basis over the estimated useful lives of the assets, as follows:

Real Estate Assets	Term
Building (fee interest)	40 years
Building leasehold interests	Lesser of remaining term of the lease or remaining life of the building
Building improvements	Lesser of useful life or remaining life of the building
Land improvements	9 years
Tenant improvements	Lesser of useful life or remaining term of the lease
Impairment—The Companies evaluate their real estate held for investment for impairment periodically or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Companies evaluate cash flows and determine impairments on an individual property basis. In making this determination, the Companies review, among other things, current and estimated future cash flows associated with each property, market information for each sub-market, including, where applicable, competition levels, foreclosure levels, leasing trends, occupancy trends, lease or room rates, and the market prices of similar properties recently sold or currently being offered for sale, and other quantitative and qualitative factors. If an impairment indicator exists, the Companies evaluate whether the expected future undiscounted cash flows is less than the carrying amount of the asset, and if the Companies determine that the carrying value is not recoverable, an impairment loss is recorded for the difference between the estimated fair value and the carrying amount of the asset.
Real Estate Held for Sale
Classification as Held for Sale—Real estate is classified as held for sale in the period when (i) management approves a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, subject only to usual and customary terms, (iii) a program is initiated to locate a buyer and actively market the asset for sale at a reasonable price, and (iv) completion of the sale is probable within one year. Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal cost, with any write-down to fair value less disposal cost recorded as an impairment loss. For any increase in fair value less disposal cost subsequent to classification as held for sale, the impairment loss may be reversed, but only up to the amount of cumulative loss previously recognized. Depreciation is not recorded on assets classified as held for sale.
If circumstances arise that were previously considered unlikely and, as a result, the Companies decide not to sell the real estate asset previously classified as held for sale, the real estate asset is reclassified as held for investment. Upon reclassification, the real estate asset is measured at the lower of (i) its carrying amount prior to classification as held for sale, adjusted for depreciation expense that would have been recognized had the real estate been continuously classified as held for investment, and (ii) its estimated fair value at the time the Companies decide not to sell.
Real Estate Sales—The Companies evaluate if real estate sale transactions qualify for recognition under the full accrual method, considering whether, among other criteria, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay, any receivable due to the Companies is not subject to future subordination, the Companies have transferred to the buyer the usual risks and rewards of ownership and the Companies do not have a substantial continuing involvement with the sold real estate. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price less disposal cost and the carrying value of the real estate.
Foreclosed Properties
The Companies receive foreclosed properties in full or partial settlement of loans receivable by taking legal title or physical possession of the properties. Foreclosed properties are recognized, generally, at the time the real estate is received at foreclosure sale or upon execution of a deed in lieu of foreclosure. Foreclosed properties are initially measured at fair value. Deficiencies compared to the carrying value of the loan, after reversing any previously recognized loss provision on the loan, are recorded as impairment loss. The Companies periodically evaluate foreclosed properties for subsequent decrease in fair value, which is recorded as additional impairment loss. Fair value of foreclosed properties is generally based on third party appraisals, broker price opinions, comparable sales or a combination thereof.

Investments in Unconsolidated Ventures
A noncontrolling, unconsolidated ownership interest in an entity may be accounted for using the equity method, cost method or under the fair value option, if elected.
The Companies account for investments under the equity method of accounting if they have the ability to exercise significant influence over the operating and financial policies of an entity, but do not have a controlling financial interest. The equity method investment is initially recorded at cost and adjusted each period for capital contributions, distributions and the Companies’ share of the entity’s net income or loss as well as other comprehensive income or loss. The Companies’ share of net income or loss may differ from the stated ownership percentage interest in an entity if the governing documents prescribe a substantive non-pro rata earnings allocation formula or a preferred return to certain investors. For certain equity method investments, the Companies record their proportionate share of income on a one to three month lag. Distributions of operating profits from equity method investments are reported as operating activities, while distributions in excess of operating profits or those related to capital transactions, such as a financing transactions or sales, are reported as investing activities in the statement of cash flows.
Investments that do not qualify for equity method accounting are accounted for under the cost method. The Companies elected the fair value option for certain cost method investments, specifically limited partnership interests in third party sponsored private real estate funds. The Companies record the change in fair value for their share of the projected future cash flows of such investments in equity in earnings (losses) of unconsolidated ventures. Any change in fair value attributed to market related assumptions is recorded in other gain (loss), net, on the statement of operations.
Other than investments in private real estate funds acquired by Colony NorthStar from NRF in January 2017, all of the Companies’ investments in unconsolidated ventures at December 31, 2017 and 2016 were made up of ADC arrangements accounted for as equity method investments. One ADC investment was deemed to be significant to the Companies for the years ended December 31, 2017, 2016 and 2015. Summarized financial information of the one significant equity method investment is presented below. The investee is engaged in real estate development and did not hold any operating real estate or generate any sales during the years ended December 31, 2016 and 2015, and all interest was capitalized. Therefore, results of operations for those periods were negligible. The investee commenced sales of its land under development in the fourth quarter of 2017, the results of which are summarized below.
Summarized Balance Sheets

	December 31,
(In thousands)	2017	2016
Assets
Real estate under development	$165,908	$160,213
Other assets	20,567	576
Total assets	$186,475	$160,789
Liabilities
Debt	$162,567	$138,654
Other liabilities	4,868	5,360
Total liabilities	$167,435	$144,014
Summarized Statement of Operations

(In thousands)	Year Ended December 31, 2017
Property sales	$37,800
Cost of sales	(35,351)
Gross profit	2,449
Other expenses	184
Net income	$2,265
Impairment—If indicators of impairment exist, the Companies perform an evaluation of their equity method investments to assess whether the fair value of their investment is less than its carrying value. To the extent the decrease in value is considered to be other-than-temporary and an impairment has occurred, the investment is written down to its estimated fair value, recorded in earnings from investment in unconsolidated ventures.

Identifiable Intangibles
In a business combination or asset acquisition, the Companies may recognize identifiable intangibles that meet either or both the contractual-legal criterion or the separability criterion. Indefinite-lived intangibles are not subject to amortization until such time that its useful life is determined to no longer be indefinite, at which point, it will be assessed for impairment and its adjusted carrying amount amortized over its remaining useful life. Finite-lived intangibles are amortized over their useful life in a manner that reflects the pattern in which the intangible is being consumed if readily determinable, such as based upon expected cash flows; otherwise they are amortized on a straight line basis. The useful life of all identified intangibles will be periodically reassessed and if useful life changes, the carrying amount of the intangible will be amortized prospectively over the revised useful life. Finite-lived intangibles are periodically reviewed for impairment and an impairment loss is recognized if the carrying amount of the intangible is not recoverable and exceeds its fair value. An impairment establishes a new basis for the identifiable intangibles and any impairment loss recognized is not subject to subsequent reversal.
Identifiable intangibles recognized in acquisitions of operating real estate properties generally include in-place leases, above- or below-market leases and deferred leasing costs. In-place leases generate value over and above the tangible real estate because a property that is occupied with leased space is typically worth more than a vacant building without an operating lease contract in place. The estimated fair value of acquired in-place leases is derived based on management’s assessment of costs avoided from having tenants in place, including lost rental income, rent concessions and tenant allowances or reimbursements, that hypothetically would be incurred to lease a vacant building to its actual existing occupancy level on the valuation date. The net amount recorded for acquired in-place leases is included in intangible assets and amortized on a straight-line basis as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If an in-place lease is terminated, the unamortized portion is charged to depreciation and amortization expense.
The estimated fair value of the above- or below-market component of acquired leases represents the present value of the difference between contractual rents of acquired leases and market rents at the time of the acquisition for the remaining lease term, discounted for tenant credit risks. Above- or below-market operating lease values are amortized on a straight-line basis as a decrease or increase to rental income, respectively, over the applicable lease terms. This includes fixed rate renewal options in acquired leases that are below-market, which is amortized to decrease rental income over the renewal period. Above- or below-market ground lease obligations are amortized on a straight-line basis as a decrease or increase to rent expense, respectively, over the applicable lease terms. If the above- or below-market operating lease values or above- or below-market ground lease obligations are terminated, the unamortized portion of the lease intangibles are recorded in rental income or rent expense, respectively.
Deferred leasing costs represent management’s estimation of the avoided leasing commissions and legal fees associated with an existing in-place lease. The net amount is included in intangible assets and amortized on a straight-line basis as an increase to depreciation and amortization expense over the remaining term of the applicable lease.
Transfers of Financial Assets
Sale accounting for transfers of financial assets is limited to the transfer of an entire financial asset, a group of financial assets in their entirety, or a component of a financial asset that meets the definition of a participating interest by having characteristics that are similar to the original financial asset.
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. If the Companies have any continuing involvement, rights or obligations with the transferred financial asset (outside of standard representations and warranties), sale accounting would require that the transfer meets the following conditions: (1) the transferred asset has been legally isolated; (2) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred asset; and (3) the Companies do not maintain effective control over the transferred asset through an agreement that provides for (a) both an entitlement and an obligation by the Companies to repurchase or redeem the asset before its maturity, (b) the unilateral ability by the Companies to reclaim the asset and a more than trivial benefit attributable to that ability, or (c) the transferee requiring the Companies to repurchase the asset at a price so favorable to the transferee that it is probable the repurchase will occur.
If the criteria for sale accounting are met, the transferred financial asset is removed from the balance sheet and a net gain or loss is recognized upon sale, taking into account any retained interests. Transfers of financial assets that do not meet the criteria for sale are accounted for as financing transactions.
Financing Costs
Debt discounts and premiums as well as debt issuance costs (except for revolving credit arrangements) are presented net against the associated debt on the balance sheet and amortized into interest expense using the effective interest method over the contractual term of the debt or expected life of the debt instrument. Costs incurred in connection with revolving credit arrangements are recorded as deferred financing costs in other assets, and amortized on a straight-line basis over the expected term of the credit facility.

Property Operating Income
Property operating income includes the following.
Rental Income—Rental income is recognized on a straight-line basis over the noncancelable term of the related lease which includes the effects of minimum rent increases and rent abatements under the lease. Rents received in advance are deferred.
When it is determined that the Companies are the owner of tenant improvements, the cost to construct the tenant improvements, including costs paid for or reimbursed by the tenants, is capitalized. For tenant improvements owned by the Companies, the amount funded by or reimbursed by the tenants are recorded as deferred revenue, which is amortized on a straight-line basis as additional rental income over the term of the related lease. Rental income recognition commences when the leased space is substantially ready for its intended use and the tenant takes possession of the leased space.
When it is determined that the tenant is the owner of tenant improvements, the Companies’ contribution towards those improvements is recorded as a lease incentive, included in deferred leasing costs and intangible assets on the balance sheet, and amortized as a reduction to rental income on a straight-line basis over the term of the lease. Rental income recognition commences when the tenant takes possession of the lease space.
Tenant Reimbursements—In net lease arrangements, the tenant is generally responsible for operating expenses relating to the property, including real estate taxes, property insurance, maintenance, repairs and improvements. Costs reimbursable from tenants and other recoverable costs are recognized as revenue in the period the recoverable costs are incurred. When the Companies are the primary obligor with respect to purchasing goods and services for property operations and has discretion in selecting the supplier and retains credit risk, tenant reimbursement revenue and property operating expenses are presented on a gross basis in the statements of operations. For certain triple net leases where the lessee self-manages the property, hires its own service providers and retains credit risk for routine maintenance contracts, no reimbursement revenue and expense are recognized.
Hotel Operating Income—Hotel operating income includes room revenue, food and beverage sales and other ancillary services. Revenue is recognized upon occupancy of rooms, consummation of sales and provision of services.
Other Income
Other income consists primarily of expense recoveries from borrowers as well as income from servicing and administration of a development loan. Expense recoveries from borrowers consist primarily of legal costs incurred in administering non-performing loans and foreclosed properties held by investment entities, which may be subsequently recovered through payments received when these investments are resolved, and income is recognized when the cost recoveries are determinable and repayment is assured.
Income Taxes
Under federal and state income tax rules, most of the Companies, as limited liability companies, are generally not subject to income taxes. Income or loss is includable in the income tax returns of the members. Certain of the Companies incur income taxes as taxable REIT subsidiaries. Certain entities within securitization structures are subject to taxation for portions of net income allocated to the residual interest holders. The Companies periodically evaluate their tax positions, including their status as pass-through entities, to evaluate whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2017, 2016 and 2015, the Companies have not established a liability for uncertain tax positions.
On December 22, 2017, the Tax Cuts and Jobs Act was enacted, which provides for a reduction in the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018. At December 31, 2017, the Companies recognized a provisional amount of approximately $2.0 million of income tax expense relating to the remeasurement of their deferred tax asset balances based on the rate at which they are expected to reverse in the future, which is generally 21%. The Companies are still analyzing certain aspects of the Tax Cuts and Jobs Act and refining their calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts.
Future Application of Accounting Standards
Revenue Recognition—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which amends existing revenue recognition standards by establishing principles for a single comprehensive model for revenue measurement and recognition, along with enhanced disclosure requirements. Key provisions include, but are not limited to, determining which goods or services are capable of being distinct in a contract to be accounted for separately as a performance obligation and recognizing variable consideration only to the extent that it is probable a significant revenue reversal would not occur. The new revenue standard may be applied retrospectively to each prior period presented (full retrospective) or retrospectively to contracts not completed as of date of initial application with the cumulative effect recognized in retained earnings (modified retrospective). ASU No. 2014-09 was originally effective for fiscal years and interim periods beginning after December 15, 2016 for public companies that are not emerging growth companies (“EGCs”) and December

15, 2017 for private companies and public companies that are EGCs. In July 2015, the FASB deferred the effective date of the new standard by one year. Early adoption is permitted but not before the original effective date. The FASB has subsequently issued several amendments to the standard, including clarifying the guidance on assessing principal versus agent based on the notion of control, which affects recognition of revenue on a gross or net basis. These amendments have the same effective date and transition requirements as the new standard.
Colony NorthStar Credit will adopt the standard using the modified retrospective approach on January 1, 2019. The standard excludes from its scope the areas of accounting that most significantly affect revenue recognition for the core activities of Colony NorthStar Credit, including accounting for financial instruments and leases. Evaluation of the impact of this new guidance is ongoing.
Financial Instruments—In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which affects accounting for investments in equity securities, financial liabilities under the fair value option, as well as presentation and disclosures, but does not affect accounting for investments in debt securities and loans. Investments in equity securities, other than equity method investments, will be measured at fair value through earnings, except for equity securities without readily determinable fair values which may be measured at cost less impairment and adjusted for observable price changes under application of the measurement alternative, unless these equity securities qualify for the net asset value (“NAV”) practical expedient. This provision eliminates cost method accounting and recognition of unrealized holding gains or losses on equity investments in other comprehensive income. For financial liabilities under the fair value option, changes in fair value resulting from the Company’s own instrument-specific credit risk will be recorded separately in other comprehensive income. Fair value disclosures of financial instruments measured at amortized cost will be based on exit price and corresponding disclosures of valuation methodology and significant inputs will no longer be required. In February 2018, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments, Recognition and Measurement of Financial Assets and Financial Liabilities, which provided several clarifications and amendments to the standard. These include specifying that for equity instruments without readily determinable fair values for which the measurement alternative is applied: (i) adjustments made when an observable transaction occurs for a similar security are intended to reflect the fair value as of the observable transaction date, not as of current reporting date; (ii) the measurement alternative may be discontinued upon an irrevocable election to change to a fair value measurement approach under fair value guidance, which would apply to all identical and similar investments of the same issuer; and (iii) the prospective transition approach for equity securities without readily determinable fair values is applicable only when the measurement alternative is applied. ASU No. 2016-01 is effective for fiscal years and interim periods beginning after December 15, 2017 for public companies that are not EGCs and December 15, 2018 for private companies and public companies that are EGCs. Early adoption is limited to specific provisions. ASU 2016-01 is to be applied retrospectively with cumulative effect as of the beginning of the first reporting period adopted recognized in retained earnings, except for provisions related to equity investments without readily determinable fair values for which the measurement alternative is applied and exit price fair value disclosures for financial instruments measured at amortized cost, which are to be applied prospectively.
As of December 31, 2017, all of the Companies’ investments in unconsolidated ventures are equity method investments and the Companies do not have any cost method investments nor have the Companies elected fair value option on their financial liabilities.
Colony NorthStar Credit will adopt the new guidance on January 1, 2019. Evaluation of the impact of this new guidance is ongoing.
Leases—In February 2016, the FASB issued ASU No. 2016-02, Leases, which amends existing lease accounting standards, primarily requiring lessees to recognize most leases on balance sheet, as well as making targeted changes to lessor accounting. As lessee, a right-of-use asset and corresponding liability for future obligations under a leasing arrangement would be recognized on balance sheet. As lessor, gross leases will be subject to allocation between lease and non-lease service components, with the latter accounted for under the new revenue recognition standard. As the new lease standard requires congruous accounting treatment between lessor and lessee in a sale-leaseback transaction, if the seller/lessee does not achieve sale accounting, it would be considered a financing transaction to the buyer/lessor. Additionally, under the new lease standard, only incremental initial direct costs incurred in the execution of a lease can be capitalized by the lessor and lessee.
ASU No. 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2017 for public companies that are not EGCs and December 15, 2018 for private companies and public companies that are EGCs. Early adoption is permitted. The new leases standard requires adoption using a modified retrospective approach for all leases existing at, or entered into after, the date of initial application. Full retrospective application is prohibited. The FASB has subsequently issued and proposed several amendments to the standard, including a proposal to provide optional transitional relief to apply the effective date of the new lease standard as the date of initial application in transition instead of the earliest comparative period presented, as well as to provide certain practical expedients, which include not segregating non-lease components from the related lease components but to account for those components as a single lease component by class of underlying assets.
Colony NorthStar Credit intends to adopt the package of practical expedients under the guidance, which provides exemptions from having to reassess whether any expired or expiring contracts contain leases, revisit lease classification for any expired or expiring leases and reassess initial direct costs for any existing leases.

If the proposed amendments by the FASB are approved, Colony NorthStar Credit expects to adopt the transition option, in which case, the cumulative effect adjustment to the opening balance of retained earnings will be recognized as of the effective date of adoption, including new disclosures, rather than as of the earliest period presented, and are not required for prior comparative periods. In addition, Colony NorthStar Credit expects to make an accounting policy election to treat lease and related non-lease components in a contract as a single performance obligation to the extent that the timing and pattern of revenue recognition are the same for the lease and non-lease components and the combined single lease component is classified as an operating lease.
Evaluation of the impact of this new guidance to Colony NorthStar Credit is ongoing.
Credit Losses—In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses, which amends the credit impairment model for financial instruments. The existing incurred loss model will be replaced with a lifetime current expected credit loss (“CECL”) model for financial instruments carried at amortized cost and off-balance sheet credit exposures, such as loans, loan commitments, held-to-maturity (“HTM”) debt securities, financial guarantees, net investment in leases, reinsurance and trade receivables, which will generally result in earlier recognition of allowance for losses. For AFS debt securities, unrealized credit losses will be recognized as allowances rather than reductions in amortized cost basis and elimination of the OTTI concept will result in more frequent estimation of credit losses. The accounting model for purchased credit impaired loans and debt securities will be simplified, including elimination of some of the asymmetrical treatment between credit losses and credit recoveries, to be consistent with the CECL model for originated and purchased non-credit impaired assets. The existing model for beneficial interests that are not of high credit quality will be amended to conform to the new impairment models for HTM and AFS debt securities. Expanded disclosures on credit risk include credit quality indicators by vintage for financing receivables and net investment in leases. Transition will generally be on a modified retrospective basis, with prospective application for other-than-temporarily impaired debt securities and purchased credit impaired assets. ASU No. 2016-13 is effective for fiscal years and interim periods beginning after December 15, 2019 for public companies that are not EGCs and December 15, 2020 for private companies and public companies that are EGCs. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. Colony NorthStar Credit expects that recognition of credit losses will generally be accelerated under the CECL model. Evaluation of the impact of this new guidance is ongoing.
Cash Flow Classifications—In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce diversity in practice in certain classifications on the statement of cash flows. This guidance addresses eight types of cash flows, which includes clarifying how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows, as well as requiring an accounting policy election for classification of distributions received from equity method investees using either the cumulative earnings or nature of distributions approach, among others. Transition will generally be on a retrospective basis. ASU No. 2016-15 is effective for fiscal years and interim periods beginning after December 15, 2017 for public companies that are not EGCs and December 15, 2018 for private companies and public companies that are EGCs. Early adoption is permitted, provided that all amendments within the guidance are adopted in the same period. Colony NorthStar Credit will adopt the new guidance on January 1, 2019. Upon adoption, Colony NorthStar Credit anticipates making an accounting policy election for classification of distributions from its equity method investees using the cumulative earnings approach.
Restricted Cash—In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires that cash and cash equivalent balances in the statement of cash flows include restricted cash and restricted cash equivalent amounts, and therefore, changes in restricted cash and restricted cash equivalents be presented in the statement of cash flows. This will eliminate the presentation of transfers between cash and cash equivalents with restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, this ASU requires disclosure of a reconciliation between the totals in the statement of cash flows and the related captions in the balance sheet. The new guidance also requires disclosure of the nature of restricted cash and restricted cash equivalents, similar to existing requirements under Regulation S-X; however, it does not define restricted cash and restricted cash equivalents. ASU No. 2016-18 is effective for fiscal years and interim periods beginning after December 15, 2017 for public companies that are not EGCs and December 15, 2018 for private companies and public companies that are EGCs, to be applied retrospectively, with early adoption permitted. If early adopted in an interim period, adjustments are to be reflected as of the beginning of the fiscal year of adoption. As of December 31, 2017, the Companies have $41.9 million of restricted cash that will be subject to changes in presentation on the statement of cash flows. Colony NorthStar Credit will adopt the new guidance on January 1, 2019.
Derecognition and Partial Sales of Nonfinancial Assets—In February 2017, the FASB issued ASU 2017-05, Clarifying the Scope of Asset Derecognition and Accounting for Partial Sales of Nonfinancial Assets, which clarifies the scope and application of Accounting Standards Codification (“ASC”) 610-20, Other Income—Gains and Losses from Derecognition of Nonfinancial Assets, and defines in substance nonfinancial assets. ASC 610-20 applies to derecognition of all nonfinancial assets which are not contracts with customers or revenue transactions under ASC 606, Revenue from Contracts with Customers. Derecognition of a business is governed by ASC 810, Consolidation, while derecognition of financial assets, including equity method investments, even if the investee holds predominantly nonfinancial assets, is governed by ASC 860, Transfers and Servicing. The ASU also aligns the accounting for partial sales of nonfinancial assets to be more consistent with accounting for sale of a business. Specifically, in a partial sale to a noncustomer, when a noncontrolling interest is received or retained, the latter is considered a noncash consideration and measured at fair value in accordance with ASC 606, which would result in full gain or loss recognized upon sale. This ASU removes guidance on partial exchanges of nonfinancial assets in ASC 845, Nonmonetary Transactions, and eliminates the real estate sales guidance in ASC 360-20, Property, Plant and Equipment—Real Estate Sales. ASU 2017-05 has the same effective date as the new revenue guidance, which is January 1, 2018 for public companies that are not EGCs and January 1, 2019 for private companies and public companies that are EGCs, with early adoption permitted beginning January 1, 2017. Both ASC 606 and ASC 610-20 must be adopted concurrently. While the transition method is similar to the new revenue guidance, either full retrospective or modified retrospective, the transition approach applied need not be aligned between both standards.
Colony NorthStar Credit will adopt the new guidance on January 1, 2019 using the modified retrospective approach, consistent with the adoption of the new revenue standard. Under the new standard, if a partial interest in real estate is sold to noncustomers or contributed to unconsolidated ventures, and a noncontrolling interest in the asset is retained, such transactions could result in a larger gain on sale. The adoption of this standard could have a material impact to the results of operations in a period that a significant partial interest in real estate is sold. There were no such sales in the year ended December 31, 2017.
3. Loans Receivable
Loans Held for Investment
The following tables provide a summary of the Companies’ loans held for investment:

	December 31, 2017		December 31, 2016
(In thousands)	Unpaid Principal Balance	Carrying Value	Unpaid Principal Balance	Carrying Value
Non-PCI Loans
Fixed rate
Mortgage loans	$471,669	$463,748	$345,214	$332,778
Mezzanine loans	141,931	141,828	95,561	95,992
	613,600	605,576	440,775	428,770
Variable rate
Mortgage loans	260,366	260,932	293,413	293,022
Securitized loans (1)	377,939	379,670	696,142	697,463
Mezzanine loans	34,391	34,279	34,477	34,278
	672,696	674,881	1,024,032	1,024,763
	1,286,296	1,280,457	1,464,807	1,453,533
PCI Loans
Mortgage loans	21,444	20,844	75,346	73,279
Allowance for loan losses	NA	(517)	NA	(3,386)
Loans receivable, net	$1,307,740	$1,300,784	$1,540,153	$1,523,426

	December 31, 2017		December 31, 2016
	Weighted Average Coupon	Weighted Average Maturity in Years	Weighted Average Coupon	Weighted Average Maturity in Years
Non-PCI Loans
Fixed rate
Mortgage loans	8.3%	2.0	8.8%	3.0
Mezzanine loans	13.2%	3.2	13.5%	1.3
Variable rate
Mortgage loans	8.1%	2.3	8.4%	0.8
Securitized loans (1)	6.7%	0.3	6.0%	0.8
Mezzanine loans	9.8%	1.3	9.0%	2.3
__________

(1)	Represents loans transferred into securitization trusts that are consolidated by the Companies.

Nonaccrual and Past Due Loans
Non-PCI loans that are 90 days or more past due as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual status. The following table provides an aging summary of non-PCI loans held for investment at carrying values before allowance for loan losses.

(In thousands)	Current or Less Than 30 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due and Nonaccrual	Total Non-PCI Loans
December 31, 2017	$1,101,522	$144,241	$7,929	$26,765	$1,280,457
December 31, 2016	1,429,656	—	—	23,877	1,453,533
Troubled Debt Restructuring
At December 31, 2017 and 2016, there was one mezzanine loan modified in a TDR with carrying value before allowance for loan losses of $28.6 million and $28.5 million, respectively. The loan had been modified in 2015. The Companies also have three other loans with a combined carrying value of $108.5 million that are cross-defaulted with the TDR loan to the same borrower. Two loans matured in November 2017 and were in default at December 31, 2017, while the third loan remains current. All four loans are collateralized with 27 office, retail, multifamily and industrial properties with an estimated aggregate fair value of approximately $137.1 million. In February 2018, the borrower and the Companies entered into a forbearance agreement to allow both parties to review the exit strategy for a period through the end of May 2018, which may be extended at the Companies’ option for an additional 120-day period. No provision for loan loss was made in 2017 on the two defaulted loans as the Companies believe there is sufficient collateral value to cover the outstanding loan balances in aggregate. The Companies have no additional commitments to lend to the borrower with the TDR loan.
There were no loans modified as TDRs during the years ended December 31, 2017 and 2016.
Non-PCI Impaired Loans
Non-PCI loans are identified as impaired when it is no longer probable that interest or principal will be collected according to the contractual terms of the original loan agreement. Non-PCI impaired loans include predominantly loans under nonaccrual, performing and nonperforming TDRs. The following table presents non-PCI impaired loans at the respective reporting dates:

	Unpaid Principal Balance	Gross Carrying Value			Allowance for Loan Losses
(In thousands)		With Allowance for Loan Losses	Without Allowance for Loan Losses	Total
December 31, 2017	$215,997	$42,176	$175,090	$217,266	$517
December 31, 2016	52,118	23,877	28,465	52,342	3,386
The average carrying value and interest income recognized on non-PCI impaired loans were as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Average carrying value before allowance for loan losses	$83,316	$39,505	$13,334
Interest income	8,031	3,714	2,937
Purchased Credit-Impaired Loans
Changes in accretable yield of PCI loans were as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Beginning accretable yield	$5,929	$13,771	$12,729
Changes in accretable yield	(807)	(172)	6,762
Accretion recognized in earnings	(4,396)	(7,670)	(5,720)
Ending accretable yield	$726	$5,929	$13,771
Allowance for Loan Losses
As of December 31, 2017 the allowance for loan losses was $0.5 million related to $42.2 million in carrying value of non-PCI loans. As of December 31, 2016 the allowance for loan losses was $3.4 million related to $23.9 million in carrying value of non-PCI loans.

Changes in allowance for loan losses on non-PCI loans are presented below:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Allowance for loan losses at beginning of period	$3,386	$—	$—
Provision for loan losses	518	3,386	721
Charge-off	(3,387)	—	(721)
Allowance for loan losses at end of period	$517	$3,386	$—
4. Real Estate
The Companies’ real estate at December 31, 2017 comprised predominantly net lease properties from the NRF portfolio acquired through the CLNS Merger and foreclosed properties. At December 31, 2016, the Companies owned one foreclosed property, which was classified as held for sale and sold in 2017.

	December 31,
(In thousands)	2017	2016
Land and improvements	$25,959	$2,344
Buildings, building leaseholds and improvements	196,698	6,703
Tenant improvements	2,352	36
Furniture, fixtures and equipment	680	—
Construction-in-progress	21	—
	225,710	9,083
Less: Accumulated depreciation	(5,970)	(145)
Real estate, net	$219,740	$8,938
Future Minimum Rents
Future contractual minimum rental payments to be received under noncancelable operating leases for real estate held for investment as of December 31, 2017 are as follows:

Year Ending December 31,	(In thousands)
2018	$13,664
2019	13,747
2020	13,841
2021	12,742
2022	10,843
2023 and after	12,674
Total	$77,511
5. Deferred Leasing Costs and Intangibles
The Companies’ deferred leasing costs, other intangible assets and intangible liabilities at December 31, 2017 are as follows. Balances at December 31, 2016 and 2015 were de mimimis. Intangible liabilities are included in accrued and other liabilities on the combined balance sheets.

	December 31, 2017
(In thousands)	Carrying Amount	Accumulated Amortization	Net Carrying Amount
Deferred Leasing Costs and Intangible Assets
In-place lease values	$9,214	$(2,657)	$6,557
Above-market lease values	1,682	(283)	1,399
Below-market ground lease obligations	52	(8)	44
Deferred leasing costs	3,671	(657)	3,014
	$14,619	$(3,605)	$11,014
Intangible Liabilities
Below-market lease values	$51	$(15)	$36
The following table summarizes the amortization of deferred leasing costs and intangible assets and intangible liabilities for the year ended December 31, 2017. Amortization for the year ended December 31, 2016 and 2015 were de minimis:

Year Ended December 31, 2017
(In thousands)
Above-market lease values	$(283)
Below-market lease values	15
Net decrease to rental income	$(268)

Below-market ground lease obligations	$8
Increase to ground rent expense	$8

In-place lease values	$2,657
Deferred leasing costs	655
Amortization expense	$3,312
The following table presents the amortization of deferred leasing costs, intangible assets and intangible liabilities for each of the next five years and thereafter as of December 31, 2017:

(In thousands)
	2018	2019	2020	2021	2022	2023 and after	Total
Above-market lease values	$296	$296	$283	$235	$211	$78	$1,399
Below-market lease values	(15)	(15)	(6)	—	—	—	(36)
Decrease to rental income	$281	$281	$277	$235	$211	$78	$1,363

Below-market ground lease obligations	$8	$8	$8	$8	$8	$4	$44
Increase to property operating expense	$8	$8	$8	$8	$8	$4	$44

In-place lease values	$1,327	$1,327	$1,273	$1,051	$788	$791	$6,557
Deferred leasing costs	562	562	551	464	396	479	3,014
Amortization expense	$1,889	$1,889	$1,824	$1,515	$1,184	$1,270	$9,571

6. Other Assets and Liabilities
The following table summarizes the Companies’ other assets:

	December 31,
(In thousands)	2017	2016
Interest receivable	$10,023	$11,601
Straight-line rents and rent receivable	723	—
Derivative assets	117	—
Loan payoff proceeds held in escrow	9,720	—
Prepaid taxes and deferred tax assets, net of $3.2 million valuation allowance (1)	15,549	236
Prepaid expenses, accounts receivable and other assets	907	568
	$37,039	$12,405
__________

(1)	At December 31, 2017, consists predominantly of prepaid taxes related to the Companies’ investments in private real estate funds.
The following table summarizes the Companies’ accrued and other liabilities:

	December 31,
(In thousands)	2017	2016
Borrower escrow deposits	$36,961	$58,530
Tenant security deposits	118	—
Deferred income	481	1,723
Interest payable	924	685
Current and deferred tax liability	118	235
Accounts payable, accrued expenses and other liabilities	3,569	3,042
	$42,171	$64,215

7. Debt
The Companies’ debt is made up of the following components:

(In thousands)	Secured Debt	Securitization Bonds Payable	Total Debt
December 31, 2017
Principal	$284,035	$108,794	$392,829
Purchase discount, net (1)	(1,650)	—	(1,650)
Deferred financing costs	(1,403)	(115)	(1,518)
	$280,982	$108,679	$389,661
December 31, 2016
Principal	$103,641	$403,117	$506,758
Deferred financing costs	(1,828)	(2,517)	(4,345)
	$101,813	$400,600	$502,413
__________

(1)	Pertains to secured debt from NRF assumed at fair value in connection with the CLNS Merger.
Secured debt represents investment level financing secured by mortgage loans receivable and commercial real estate, and is generally non-recourse to the owners.
Securitization bonds payable represent debt issued by securitization vehicles consolidated by the Companies. Senior notes issued by these securitization trusts were generally sold to third parties and subordinated notes retained by the Companies. Payments from underlying collateral loans must be applied to repay the notes until fully paid off, irrespective of the contractual maturities of the notes.

The following table summarizes certain information about the Companies’ debt:

(Amounts in thousands)	Interest Rate (Per Annum) (1)	Current Maturity Date	Payment Terms (1)	Outstanding Principal
				December 31,
Type				2017	2016
Secured Debt
Real Estate Debt
Hotel development loan (2)	1ML+3.50%	Oct-2019	I/O	$130,000	$58,183
Warehouse facility A (3)	1ML+2.50%	NA	I/O	—	17,598
Warehouse facility B (4)	1ML+2.65%	NA	I/O	—	27,860
Hotel A-Note (5)	1ML+1.60%	May-2023	P&I	50,314	—
Real Estate Equity
Net lease 1	4.45%	Oct-2027	I/O	25,074	—
Net lease 2	4.45%	Nov-2026	I/O	3,544	—
Net lease 3	4.45%	Nov-2026	I/O	7,647	—
Net lease 4	4.00%	Jun-2021	I/O	13,133	—
Net lease 5	1ML+2.15%	Jul-2023	I/O	2,482	—
Net lease 6	4.08%	Aug-2026	I/O	32,600	—
Net lease 7	4.45%	Nov-2026	(6)	19,241	—
				284,035	103,641
Securitization Bonds Payable (7)
2014 FL1	1ML+3.24%	Apr-2031	I/O	27,119	57,626
2014 FL2	1ML+3.48%	Nov-2031	I/O	55,430	145,421
2015 FL3	1ML+4.50%	Sept-2032	I/O	26,245	200,070
				108,794	403,117
Total				$392,829	$506,758
__________

(1)
Interest rate: 1ML = 1-month LIBOR (London Interbank Offered Rate). Interest rates presented are as of December 31, 2017. Multiple classes of securitization bonds are outstanding; spreads are expressed as weighted averages based on outstanding principal.

Payment terms: P&I = Periodic payment of principal and interest; I/O = Periodic payment of interest only with principal at maturity (except for principal repayments to release collateral properties disposed).

(2)
A development loan originated by the Companies was restructured into a senior and junior note, with the senior note assumed by a third party lender. The Companies accounted for the transfer of the senior note as a financing transaction. The senior note bears interest at 1ML plus 3.5%, with a 4.0% floor, and is subject to two 1-year extension options on its initial term, exercisable by the borrower.

(3)	The facility was paid off and terminated in March 2017.

(4)	The facility was paid off and terminated in September 2017.

(5)
Represents the Companies’ senior participation interest in a first mortgage loan that was transferred at cost into a securitization trust with the transfer accounted for as a secured financing transaction. The Companies did not retain any legal interest in the senior participation and retained the junior participation on an unleveraged basis.

(6)	Payment terms are P&I for debt on two properties and I/O for debt on one property.

(7)
The Companies, through indirect Cayman subsidiaries, securitized commercial mortgage loans originated by the Companies. Senior notes issued by the securitization trusts were generally sold to third parties and subordinated notes retained by the Companies. These securitizations are accounted for as secured financing with the underlying mortgage loans pledged as collateral. Principal payments from underlying collateral loans must be applied to repay the notes until fully paid off, irrespective of the contractual maturities on the notes. Underlying collateral loans have initial terms of two to three years.

Future Minimum Principal Payments
The following table summarizes future scheduled minimum principal payments at December 31, 2017 based on current contractual maturity, except for financing on certain loan portfolios, which are based on the Companies’ expectation of cash flows from underlying loan collateral as principal repayments on the loan financing depend upon net cash flows from collateral assets and ratio of outstanding principal to collateral.

(In thousands)	Secured Debt	Securitization Bonds Payable (1)	Total
Year Ending December 31,
2018	$2,247	$—	$2,247
2019	134,128	—	134,128
2020	4,221	—	4,221
2021	16,117	—	16,117
2022	4,068	—	4,068
2023 and after	123,254	108,794	232,048
Total	$284,035	$108,794	$392,829
__________

(1)
For securitization bonds payable, principal may be repaid earlier if the underlying loans are repaid by borrowers. If based on reasonable expectations of cash flows from underlying loans, $62.7 million and $46.1 million would be due in 2018 and 2019, respectively.

8. Fair Value
Recurring Fair Values
Derivatives—At December 31, 2017, the Companies held an interest rate cap with a $130 million notional, 2.5% strike, maturing in November 2020, and an amortizing interest rate swap with a $2.5 million notional, 4.165% strike, maturing in July 2023, included in other assets on the combined balance sheets. The combined value of the instruments at December 31, 2017 was $117,000. These interest rate contracts economically hedge the Companies’ interest rate risk on floating rate financing and are not designated as accounting hedges. For the year ended December 31, 2017, unrealized loss of approximately $0.4 million from fair value changes on the interest rate contracts was recorded in other loss, net, in the combined statement of operations. Quotations on over-the-counter derivatives are not adjusted and are generally valued using observable inputs such as contractual cash flows, yield curve, and credit spreads, and are classified as Level 2 of the fair value hierarchy. If a significant credit valuation adjustment is applied to a derivative instrument to account for the risk of non-performance, such fair value measurement is classified as Level 3 of the fair value hierarchy. Although credit valuation adjustments, such as the risk of default, rely on Level 3 inputs, these inputs are not significant to the overall valuation of its derivatives. As a result, derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy. The Companies did not hold any derivatives at December 31, 2016
Investment in Unconsolidated Ventures—The Companies elected the fair value option to account for their investments in private real estate funds, included in investments in unconsolidated ventures on the combined balance sheets. Fair value of investments in private real estate funds is determined using discounted cash flow models based on expected future cash flows for income and realization events of the underlying assets of the funds, with a weighted average discount rate of 12.4%, and classified as Level 3 of the fair value hierarchy. The Companies consider cash flow and net asset value (“NAV”) information provided by general partners of private funds and the implied yields of those funds in valuing its investments in private funds. However, the Companies have not elected the practical expedient to measure the fair value of their investments in private funds using the NAV of the underlying funds.
The following table presents changes in fair value of investments in private real estate funds:

(In thousands)
Fair value at December 31, 2016	$—
Acquired though the CLNS Merger	70,609
Contributions	1,716
Distributions	(49,344)
Income	5,138
Unrealized loss in earnings	(3,702)
Fair value at December 31, 2017	$24,417
Change in unrealized loss related to balance at December 31, 2017 recorded in earnings	$(3,702)
Nonrecurring Fair Values
The Companies may carry certain assets at fair value on a nonrecurring basis at the lower of carrying value and fair value less estimated costs to sell if an asset is held for sale, or at fair value if an asset is impaired and held for investment. At December 31, 2017, 2016 and 2015, there were no assets that had been written down to fair value.

Fair Value Information on Financial Instruments Reported at Cost
Carrying amounts and estimated fair values of financial instruments reported at amortized cost are presented below:

	December 31, 2017		December 31, 2016
(In thousands)	Fair Value	Carrying Value	Fair Value	Carrying Value
Assets
Loans held for investment	$1,311,783	$1,300,784	$1,531,042	$1,523,426
Liabilities
Secured debt	282,333	280,982	103,641	101,813
Securitization bonds payable	108,794	108,679	393,595	400,600
Loans Receivable—Loans receivable consist of first mortgages and subordinated mortgages, including such loans held by securitization trusts consolidated by the Companies. Fair values were determined by comparing the current yield to the estimated yield or newly originated loans with similar credit risk or the market yield at which a third party might expect to purchase such investment; or based on discounted cash flow projections of principal and interest expected to be collected, which include consideration of the financial standing of the borrower or sponsor as well as operating results of the underlying collateral. Fair value of loans receivable is classified as Level 3 of the fair value hierarchy. Carrying values of loans held for investment are presented net of allowance for loan losses, where applicable.
Debt—Fair value of secured debt was estimated by discounting expected future cash outlays at interest rates currently available for instruments with similar terms and remaining maturities, and such fair values approximated carrying value for floating rate debt with credit spreads that approximate market rates. Fair value of secured debt is classified as Level 3 of the fair value hierarchy. Fair value of securitization bonds payable was based on quotations from brokers or financial institutions that act as underwriters of the securitized bonds and are classified as Level 2 of the fair value hierarchy.
Other—The carrying values of cash, interest receivable, accounts receivable, interest payable and accounts payable approximate fair value due to their short term nature and credit risk, if any, are negligible.

9. Transactions with Affiliates
Cost Reimbursements to Colony NorthStar
The Companies reimburse Colony NorthStar for costs incurred on their behalf, including costs of its asset management personnel based upon time spent and an allocation of overhead attributable to asset management personnel. For the years ended December 31, 2017, 2016 and 2015, the Companies were allocated $0.5 million, $0.4 million and $0.4 million, respectively, in costs of asset management. Such costs are included in transaction, investment and servicing expense in the combined statements of operations.
Expense Allocations
The combined financial statements present the operations of the Companies as carved out from the financial statements of Colony NorthStar. Certain general and administrative costs borne by Colony NorthStar, including, but not limited to, compensation and benefits, and corporate overhead, have been allocated to the Companies using reasonable allocation methodologies. Such costs do not necessarily reflect what the actual general and administrative costs would have been if the Companies had been operating as a separate stand-alone public company. Allocated amounts are included as a component of administrative expenses in the combined statements of operations. The following table summarizes the amounts allocated from Colony NorthStar to the Companies, solely for purposes of these carve-out financial statements.

	Year Ended December 31,
(In thousands)	2017	2016	2015
Compensation and benefits	$7,955	$10,102	$10,008
Corporate overhead	2,757	3,362	3,044
Professional services and other	1,433	1,655	1,935
	$12,145	$15,119	$14,987

10. Commitments and Contingencies
Investment Commitments
The Companies have lending commitments to borrowers pursuant to certain loan agreements in which the borrower may submit a request for funding based on the achievement of certain criteria, which must be approved by the Companies as lender, such as leasing, performance of capital expenditures and construction in progress with an approved budget. At December 31, 2017, assuming the terms to qualify for future fundings, if any, have been met, total unfunded lending commitments was $19.2 million.
Ground Lease Obligations
In connection with real estate acquisitions, the Companies assumed certain noncancelable operating ground leases as lessee or sublessee with expiration dates through 2027. Rents on certain ground leases are paid directly by the tenants. Ground rent expense for the year ended December 31, 2017 was approximately $2.1 million. The Companies were not lessees to any ground leases in 2016 and 2015.
At December 31, 2017, future minimum rental payments, excluding contingent rents, on noncancelable ground leases on real estate were as follows:

Year Ending December 31,	(In thousands)
2018	$2,000
2019	2,011
2020	2,010
2021	1,842
2022	1,798
2023 and after	3,136
Total	$12,797
Litigation
The Companies may be involved in litigation and claims in the ordinary course of business. As of December 31, 2017, the Companies were not involved in any legal proceedings that are expected to have a material adverse effect on the Companies’ results of operations, financial position or liquidity.
11. Segment Reporting
The Companies’ business is segregated into two reportable segments:

•
Real Estate Debt—Originations including senior and subordinated mortgage loans, as well as secondary loan acquisitions including performing and non-performing commercial real estate debt, real estate acquired in settlement of loans as well as ADC arrangements accounted for as equity method investments.

•	Real Estate Equity—Acquisition of operating properties and investments in real estate private equity funds.
Each reportable segment has assets with distinct economic characteristics, consisting of real estate debt and real estate equity, which generate distinct revenue streams of interest income and property operating income, respectively.

Selected Segment Results of Operations
The following table presents selected results of operations of the Companies’ reportable segments:

(In thousands)	Real Estate Debt	Real Estate Equity	Total
Year Ended December 31, 2017
Total revenues	$143,353	$21,402	$164,755
Interest expense	21,019	5,095	26,114
Property operating expenses	2,291	5,687	7,978
Depreciation and amortization	329	8,808	9,137
Earnings from investments in unconsolidated ventures	23,273	1,436	24,709
Income tax expense	(87)	(2,121)	(2,208)
Net income	127,101	779	127,880
Net income attributable to owners	126,412	779	127,191

Year Ended December 31, 2016
Total revenues	$142,203	$—	$142,203
Interest expense	26,031	—	26,031
Property operating expenses	905	—	905
Depreciation and amortization	146	—	146
Provision for loan loss	3,386	—	3,386
Earnings from investments in unconsolidated ventures	16,067	—	16,067
Income tax expense	(1,521)	—	(1,521)
Net income	109,021	—	109,021
Net income attributable to owners	108,285	—	108,285

Year Ended December 31, 2015
Total revenues	$112,712	$—	$112,712
Interest expense	18,949	—	18,949
Property operating expenses	67	—	67
Provision for loan loss	721	—	721
Earnings from investments in unconsolidated ventures	6,115	—	6,115
Income tax expense	(247)	—	(247)
Net income	81,608	—	81,608
Net income attributable to owners	80,554	—	80,554
Total assets and equity method investments of the reportable segments are summarized as follows:

(In thousands)	Real Estate Debt	Real Estate Equity	Total
December 31, 2017
Total assets	$1,573,714	$265,688	$1,839,402
Equity method investments (1)	179,303	24,417	203,720
December 31, 2016
Total assets	$1,802,192	$—	$1,802,192
Equity method investments	155,537	—	155,537
__________

(1)	Includes investments in private real estate funds that are accounted for under the fair value option.
Geography
Geography is generally defined as the location in which the income producing assets reside or the location in which income generating services are performed. Long-lived assets comprise real estate, deferred leasing costs and intangible assets, all of which are located in the United States. Geography information on total income, which includes earnings from investments in unconsolidated ventures, is presented as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Total income by geography:
United States	$185,853	$154,418	$114,981
Other	3,611	3,852	3,846
Total	$189,464	$158,270	$118,827
12. Subsequent Events
On January 18, 2018, the Combination was approved by the stockholders of NorthStar I and NorthStar II. The CLNS Contributed Portfolio was contributed to Colony NorthStar Credit upon closing of the Combination on January 31, 2018. Additional information on the Combination is discussed in Note 1.
Subsequent events have been evaluated through March 23, 2018, the date that these combined financial statements were available to be issued.